Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports First Quarter 2017 Results

Nashville, Tenn., May 2, 2017 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2017.

Key first quarter metrics (all percentage changes compare 1Q 2017 to 1Q 2016 unless noted):

•	Revenues increased 3.5 percent to $10.623 billion

•	Net income attributable to HCA Holdings, Inc. totaled $659 million, or $1.74 per diluted share

•	Adjusted EBITDA totaled $2.005 billion

•	Cash flows from operations totaled $1.280 billion

•	Same facility equivalent admissions increased 1.6 percent, while same facility admissions increased 1.2 percent

•	Same facility revenue per equivalent admission increased 1.7 percent

Revenues in the first quarter increased to $10.623 billion, compared to $10.260 billion in the first quarter of 2016. Net income attributable to HCA Holdings, Inc. totaled $659 million, or $1.74 per diluted share, compared to $694 million, or $1.69 per diluted share, in the first quarter of 2016. First quarter 2016 results included legal claim costs of $12 million, or $0.02 per diluted share. Adjusted EBITDA totaled $2.005 billion compared to $2.003 billion in the first quarter of 2016. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Same facility equivalent admissions and admissions increased 1.6 and 1.2 percent, respectively, in the first quarter of 2017, compared to the prior year period. Same facility emergency room visits increased 1.1 percent in the first quarter of 2017, compared to the prior year period. Inpatient surgeries increased 0.9 percent, while outpatient surgeries declined 0.5 percent in the first quarter of 2017 compared to the same period of 2016, on a same facility basis. Same facility revenue per equivalent admission increased 1.7 percent in the first quarter of 2017 compared to the first quarter of 2016.

During the first quarter of 2017, salaries and benefits, supplies and other operating expenses totaled $8.628 billion, or 81.2 percent of revenues, compared to $8.269 billion, or 80.6 percent of revenues, in the first quarter of 2016.

Balance Sheet and Cash Flow

As of March 31, 2017, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $753 million, total debt of $31.514 billion, and total assets of $33.795 billion. During the first quarter of 2017, capital expenditures totaled $571 million, excluding acquisitions. Cash flows provided by operating activities in the first quarter totaled $1.280 billion compared to $1.399 billion in the prior year’s first quarter. Cash flows for the first quarter of 2017 were negatively impacted by a $188 million settlement payment related to the Health Midwest contractual dispute. As of March 31, 2017, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.83x, compared to 3.82x as of December 31, 2016.

The Company repurchased 5.1 million shares of its common stock at a cost of $424 million during the first quarter of 2017. At March 31, 2017, the Company had $1.429 billion remaining under the existing $2 billion authorization. The Company had 368.7 million shares outstanding as of March 31, 2017.

As of March 31, 2017, HCA operated 171 hospitals and 118 freestanding surgery centers.

2017 Guidance

The 2017 guidance ranges for the year remain unchanged from our fourth quarter release and are as follows:

2017 Guidance Range
Revenues	$43.0 to $44.0 billion
Adjusted EBITDA	$8.40 to $8.70 billion
EPS (diluted)	$7.20 to $7.60 per diluted share
Capital Expenditures	Approximately $2.9 billion

The Company’s 2017 guidance contains a number of assumptions, including:

•	2017 guidance includes full-year earnings for the Company’s Oklahoma facilities which are under agreement to be sold. The Company cannot at this time estimate a closing date.

•	2017 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets.

•	2017 guidance for EPS (diluted) includes an estimated $150 million income tax benefit, or $0.40 per diluted share, related to the accounting standard adopted during 2016 which requires the recording of excess tax benefits related to employee equity award settlements as a component of the provision for income taxes. The timing and amounts related to employee equity award settlements are difficult to project and may vary from this estimate.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA will host a conference call for investors at 10:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1117289 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2017, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), including the effects of any repeal of, or changes to, the Health Reform Law, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, and (23) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2016 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

(Dollars in millions, except per share amounts)

	2017		2016
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$11,383		$11,050
Provision for doubtful accounts	760		790

Revenues	10,623	100.0%	10,260	100.0%

Salaries and benefits	4,901	46.1	4,702	45.8
Supplies	1,797	16.9	1,714	16.7
Other operating expenses	1,930	18.2	1,853	18.1
Equity in earnings of affiliates	(10)	(0.1)	(12)	(0.1)
Depreciation and amortization	521	5.0	479	4.6
Interest expense	419	3.9	416	4.1
Losses (gains) on sales of facilities	(1)	—	1	—
Legal claim costs	—	—	12	0.1

	9,557	90.0	9,165	89.3

Income before income taxes	1,066	10.0	1,095	10.7

Provision for income taxes	289	2.7	284	2.8

Net income	777	7.3	811	7.9

Net income attributable to noncontrolling interests	118	1.1	117	1.1

Net income attributable to HCA Holdings, Inc.	$659	6.2	$694	6.8

Diluted earnings per share	$1.74		$1.69
Shares used in computing diluted earnings per share (millions)	379.980		410.575

Comprehensive income attributable to HCA Holdings, Inc.	$677		$665

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$753	$646
Accounts receivable, less allowance for doubtful accounts of $4,880 and $4,988	5,664	5,826
Inventories	1,501	1,503
Other	1,119	1,111

Total current assets	9,037	9,086

Property and equipment, at cost	37,588	37,055
Accumulated depreciation	(21,126)	(20,703)

	16,462	16,352

Investments of insurance subsidiaries	349	336
Investments in and advances to affiliates	194	206
Goodwill and other intangible assets	6,754	6,704
Other	999	1,074

	$33,795	$33,758

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,233	$2,318
Accrued salaries	1,150	1,265
Other accrued expenses	1,868	2,035
Long-term debt due within one year	212	216

Total current liabilities	5,463	5,834

Long-term debt, less net debt issuance costs of $165 and $170	31,302	31,160
Professional liability risks	1,134	1,148
Income taxes and other liabilities	1,253	1,249

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,017)	(7,302)
Noncontrolling interests	1,660	1,669

Total deficit	(5,357)	(5,633)

	$33,795	$33,758

HCA Holdings, Inc.

Consolidated Statements of Cash Flows

First Quarter

(Dollars in millions)

	2017	2016
Cash flows from operating activities:
Net income	$777	$811
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(592)	(789)
Provision for doubtful accounts	760	790

Accounts receivable, net	168	1
Inventories and other assets	3	14
Accounts payable and accrued expenses	(591)	(371)
Depreciation and amortization	521	479
Income taxes	292	360
Losses (gains) on sales of facilities	(1)	1
Legal claim costs	—	12
Amortization of debt issuance costs	8	10
Share-based compensation	73	65
Other	30	17

Net cash provided by operating activities	1,280	1,399

Cash flows from investing activities:
Purchase of property and equipment	(571)	(509)
Acquisition of hospitals and health care entities	(90)	(9)
Disposition of hospitals and health care entities	4	4
Change in investments	(19)	11
Other	7	7

Net cash used in investing activities	(669)	(496)

Cash flows from financing activities:
Issuance of long-term debt	—	3,000
Net change in revolving credit facilities	160	(930)
Repayment of long-term debt	(43)	(2,011)
Distributions to noncontrolling interests	(145)	(111)
Payment of debt issuance costs	(2)	(22)
Repurchase of common stock	(424)	(621)
Other	(50)	(97)

Net cash used in financing activities	(504)	(792)

Change in cash and cash equivalents	107	111
Cash and cash equivalents at beginning of period	646	741

Cash and cash equivalents at end of period	$753	$852

Interest payments	$540	$490
Income tax refunds, net	$(3)	$(76)

HCA Holdings, Inc.

Operating Statistics

	First Quarter
	2017	2016
Operations:
Number of Hospitals	171	168
Number of Freestanding Outpatient Surgery Centers	118	116
Licensed Beds at End of Period	44,374	43,817
Weighted Average Licensed Beds	44,362	43,780
Reported:
Admissions	485,800	479,600
% Change	1.3%
Equivalent Admissions	812,200	798,000
% Change	1.8%
Revenue per Equivalent Admission	$13,079	$12,857
% Change	1.7%
Inpatient Revenue per Admission	$13,368	$12,906
% Change	3.6%
Patient Days	2,402,900	2,395,500
% Change	0.3%
Equivalent Patient Days	4,017,700	3,986,200
% Change	0.8%
Inpatient Surgery Cases	133,400	131,800
% Change	1.1%
Outpatient Surgery Cases	225,900	226,500
% Change	-0.3%
Emergency Room Visits	2,163,100	2,133,300
% Change	1.4%
Outpatient Revenues as a
Percentage of Patient Revenues	37.0%	37.7%
Average Length of Stay	4.9	5.0
Occupancy	60.2%	60.1%
Same Facility:
Admissions	485,200	479,500
% Change	1.2%
Equivalent Admissions	810,300	797,400
% Change	1.6%
Revenue per Equivalent Admission	$13,065	$12,850
% Change	1.7%
Inpatient Revenue per Admission	$13,364	$12,912
% Change	3.5%
Inpatient Surgery Cases	133,100	131,900
% Change	0.9%
Outpatient Surgery Cases	224,700	225,900
% Change	-0.5%
Emergency Room Visits	2,157,500	2,133,300
% Change	1.1%

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2017	2016
Revenues	$10,623	$10,260

Net income attributable to HCA Holdings, Inc.	$659	$694
Losses (gains) on sales of facilities (net of tax)	(1)	2
Legal claim costs (net of tax)	—	7

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs (a)	658	703
Depreciation and amortization	521	479
Interest expense	419	416
Provision for income taxes	289	288
Net income attributable to noncontrolling interests	118	117

Adjusted EBITDA (a)	$2,005	$2,003

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.74	$1.69
Losses (gains) on sales of facilities	—	—
Legal claim costs	—	0.02

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs(a)	$1.74	$1.71

Shares used in computing diluted earnings per share (millions)	379.980	410.575

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA as primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

2017 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending December 31, 2017
	Low	High
Revenues	$43,000	$44,000

Net income attributable to HCA Holdings, Inc. (a)	$2,710	$2,860
Depreciation and amortization	2,030	2,070
Interest expense	1,690	1,730
Provision for income taxes	1,430	1,490
Net income attributable to noncontrolling interests	540	550

Adjusted EBITDA (a) (b)	$8,400	$8,700

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$7.20	$7.60

Shares used in computing diluted earnings per share (millions)	376.500	376.500

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)	The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy since these items are indeterminable at the time the 2017 forecast is provided.

(b)	Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.